Exhibit 99.(l)(3)

[LITTLE & CO. LETTERHEAD]

November 10, 2005

Morgan Stanley India Investment Fund, Inc.

1221 Avenue of the Americas

New York, New York 10020

Ladies and Gentlemen:

We have acted as Indian counsel for Morgan Stanley India Investment Fund, Inc., a Maryland corporation (the “Fund”), in connection with the preparation and filing of a Registration Statement on Form N-2 (File Nos. 333-128221 and 811-08238) (the “Registration Statement”) relating to the issuance by the Fund of transferable rights to subscribe for up to 6,668,750 shares of Common Stock of the Fund, par value $0.01.

We confirm that the statements in the Registration Statement under the headings “Taxation—Indian Taxation” contained therein, to the extent that they constitute statements of law or legal conclusions, are true and correct and accurately reflect our opinion on the matters covered thereby.

In addition, we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the references to Little & Co. contained in the Prospectus filed as part of the Registration Statement.

Very truly yours,

/s/ Little & Co.